[LETTERHEAD OF KPMG LLP]



                INDEPENDENT AUDITORS' CONSENT



The Board of Directors
North Arkansas Bancshares, Inc.


We consent to incorporation by reference in the registration statement (333-35985) on Form S-8 of North Bancshares, Inc. of our report dated August 7, 1998, relating to the consolidated statements of financial condition of North Arkansas Bancshares, Inc. and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the June 30, 1998 annual report on Form 10-KSB of North Arkansas Bancshares, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.




                        /s/ KPMG LLP
                        KPMG LLP

Little Rock, Arkansas
January 6, 1999